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EXHIBIT 5.1

     PERKINS COIE LLP

1211 SW FIFTH AVENUE, SUITE 1500, PORTLAND, OREGON 97204-3715
TELEPHONE: 503 727-2000 FACSIMILE: 503 727-2222

                      October 31, 2001

Corillian Corporation
3400 N.W. John Olsen Place
Hillsboro, Oregon 97124-5805

    Re:  Registration Statement on Form S-8

Ladies and Gentlemen:

    We have acted as counsel to you in connection with the preparation of a Registration Statement on Form S-8 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), which you are filing with the Securities and Exchange Commission with respect to 1,066,667 shares of Common Stock, without par value (the "Shares"), 66,667 of which may be issued pursuant to the Corillian Corporation 2000 Employee Stock Purchase Plan, as amended, and 1,000,000 of which may be issued pursuant to the Corillian Corporation 2000 Stock Incentive Compensation Plan, as amended (together, the "Plans"). We have examined the Registration Statement and such documents and records of the Company and other documents as we have deemed necessary for the purpose of this opinion.

    Based upon the foregoing, we are of the opinion that any Shares that may be issued pursuant to the Plans have been duly authorized and that, upon the due execution by the Company and the registration by its registrar of such Shares and the sale thereof by the Company in accordance with the terms of the Plans, and the receipt of consideration therefor in accordance with the terms of the Plans, such Shares will be validly issued, fully paid and nonassessable.

    We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ PERKINS COIE

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  EXHIBIT 5.1